UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

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☐	Soliciting Material Pursuant to §240.14a-12

Inspire Pharmaceuticals, Inc.

(Name of Registrant as Specified in Its Charter)

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April 29, 2004

To Our Stockholders:

You are most cordially invited to attend the 2004 Annual Meeting of Stockholders of Inspire Pharmaceuticals, Inc. at 9:00 a.m., local time, on Thursday, June 10, 2004, at the North Carolina Biotechnology Center, 15 T.W. Alexander Drive, Research Triangle Park, North Carolina 27709-3547. Please contact the company by telephone at (919) 941-9777, extension 220, for more specific details regarding the venue for the meeting.

The enclosed Notice of Annual Meeting of Stockholders and proxy statement on the following pages describe the matters to be presented at the Annual Meeting.

It is important that your shares be represented at the Annual Meeting to assure the presence of a quorum. Whether or not you plan to attend the Annual Meeting, we hope that you will have your stock represented by signing, dating and returning your proxy in the enclosed envelope, which requires no postage if mailed in the United States, as soon as possible. Your stock will be voted in accordance with the instructions you have given in your proxy.

Thank you for your continued support.

Sincerely,

Christy L. Shaffer, Ph.D.

Chief Executive Officer

INSPIRE PHARMACEUTICALS, INC.

4222 Emperor Boulevard, Suite 200

Durham, North Carolina 27703-8466

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held On June 10, 2004

Dear Stockholders:

The Annual Meeting of the Stockholders of Inspire Pharmaceuticals, Inc. will be held on June 10, 2004, at 9:00 a.m., local time, at the North Carolina Biotechnology Center, 15 T.W. Alexander Drive, Research Triangle Park, North Carolina 27709-3547, to:

(1)	Elect two directors to serve until the Annual Meeting of the Stockholders to be held in 2007 and until their successors have been duly elected and qualified;

(2)	Ratify the selection of PricewaterhouseCoopers LLP as our independent auditors for the fiscal year ending December 31, 2004;

(3)	Consider and vote upon a proposal to ratify the amendment of our Amended and Restated 1995 Stock Plan, as amended, to increase the number of shares of common stock reserved for issuance pursuant to stock awards under the plan from 6,428,571 to 7,178,571 shares; and

(4)	Transact such other business as may properly come before the Annual Meeting or any adjournments thereof.

Only stockholders of record at the close of business on April 12, 2004 are entitled to notice of, and to vote at, the Annual Meeting, or any adjournment or adjournments thereof. A complete list of such stockholders will be open to the examination of any stockholder during ordinary business hours at our executive offices at 4222 Emperor Boulevard, Suite 200, Durham, North Carolina 27703-8466 for a period of 10 days prior to the Annual Meeting and a copy shall be available for examination at the time and place of the Annual Meeting. The Annual Meeting may be adjourned from time to time without notice other than by announcement to such effect at the Annual Meeting.

It is important that your shares be represented at the Annual Meeting. Your shares cannot be voted unless they are represented by proxy or you make other arrangements to have them represented at the Annual Meeting. Whether or not you plan to attend the Annual Meeting, please fill in, date and sign the enclosed proxy and return it promptly in the enclosed envelope. The prompt return of proxies will ensure a quorum and save us the expense of further solicitation.

By Order of the Board of Directors,

Gregory J. Mossinghoff

President and Secretary

Durham, North Carolina

April 29, 2004

INSPIRE PHARMACEUTICALS, INC.

4222 Emperor Boulevard, Suite 200

Durham, North Carolina 27703-8466

PROXY STATEMENT

General

These proxy materials are furnished in connection with the solicitation of proxies by the Board of Directors of Inspire Pharmaceuticals, Inc., a Delaware corporation, for use at our 2004 Annual Meeting of Stockholders (the “Annual Meeting”), and at any continuation or adjournment thereof. The Annual Meeting will be held on June 10, 2004, at 9:00 a.m., local time, at the North Carolina Biotechnology Center, 15 T.W. Alexander Drive, Research Triangle Park, North Carolina 27709-3547.

We maintain principal executive offices at 4222 Emperor Boulevard, Suite 200, Durham, North Carolina 27703-8466. This proxy statement and the accompanying form of proxy are being mailed to stockholders on or about April 29, 2004. Our Annual Report for 2003, including financial statements for the year ended December 31, 2003, is being mailed to stockholders at the same time.

Stockholders Entitled To Vote

Holders of shares of our common stock of record at the close of business on April 12, 2004 are entitled to notice of, and to vote at, the Annual Meeting and at any and all adjournments or postponements of the Annual Meeting. Each share entitles its owner to one vote. The holders of a majority of the shares entitled to vote at the Annual Meeting must be present in person or represented by proxy in order to constitute a quorum for all matters to come before the Annual Meeting. On the record date there were 31,953,612 shares outstanding. Our Amended and Restated Certificate of Incorporation, as amended, does not provide for cumulative voting.

Other than the election of directors, which requires a plurality of the votes cast, each matter to be submitted to the stockholders requires the affirmative vote of a majority of the votes cast at the meeting. For purposes of determining the number of votes cast with respect to a particular matter, only those cast “For” or “Against” are included. Abstentions and broker non-votes are counted only for purposes of determining whether a quorum is present at the meeting.

How To Vote

If you are a stockholder of record (i.e. a stockholder who holds shares in one’s own name), you can vote by signing, dating and returning your proxy card in the enclosed postage-paid envelope. If you sign and return your proxy card but do not give voting instructions, the shares represented by that proxy will be voted as recommended by the Board of Directors.

If your shares are held in the name of a bank, broker or other holder of record (that is, “street name”), you will receive instructions from the holder of record that you must follow in order for your shares to be voted.

Changing Your Vote

You may change your vote at any time before the proxy is exercised. If you voted by mail, you may revoke your proxy at any time before it is voted by executing and delivering a timely and valid later-dated proxy, by voting by ballot at the meeting or by giving written notice to the Secretary of Inspire. Attendance at the Annual Meeting will not have the effect of revoking a proxy unless you give proper written notice of revocation to the Secretary before the proxy is exercised or you vote by written ballot at the Annual Meeting.

Stockholder Proposals

To be included in the Board of Directors’ proxy statement and proxy card for the 2005 Annual Meeting of Stockholders, a stockholder proposal must be received by us on or before December 30, 2004. Proposals should be directed to the attention of Gregory J. Mossinghoff at our offices located at 4222 Emperor Boulevard, Suite 200, Durham, North Carolina 27703-8466.

In addition, if a stockholder wishes to present a proposal at our 2005 Annual Meeting of Stockholders which is not intended to be included in the proxy statement for that meeting, we must receive written notice of the stockholder proposal by March 15, 2005. If we do not receive timely notice of such a stockholder proposal, we will retain discretionary authority to vote proxies on such proposals even if it is not specifically reflected on the proxy card and stockholders have not had an opportunity to vote on the proposal by proxy.

Stockholder Communication with the Board of Directors

Stockholders who wish to communicate with the Board may do so by sending written communications addressed to The Board of Directors, Inspire Pharmaceuticals, Inc., at 4222 Emperor Boulevard, Suite 200, Durham, North Carolina 27703-8466 or by sending an email to BoardOfDirectors@inspirepharm.com. This information is also contained on the Company’s website at www.inspirepharm.com. It is also our policy that all nominees or directors standing for election at an annual meeting of stockholders attend such annual meeting. All of our directors attended our 2003 annual meeting of stockholders.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

At the Annual Meeting two directors are to be duly elected to hold office until the Annual Meeting of Stockholders to be held in 2007 and until their successors shall have been elected and qualified. The nominees for election to the Board of Directors are Christy L. Shaffer, Ph.D. and Richard S. Kent, M.D.

Pursuant to our Amended and Restated Certificate of Incorporation, as amended, the Board of Directors is divided into three classes, each class consisting, as nearly as possible, of an equal number of directors. There are currently seven members of the Board of Directors. Class A consists of Dr. Shaffer and Gregory J. Mossinghoff, whose terms will expire at the Annual Meeting. Class B consists of Kip A. Frey and Kenneth B. Lee, Jr., whose terms will expire at the Annual Meeting of Stockholders in 2005. Class C consists of W. Leigh Thompson, M.D., Ph.D., D. Sc., Gary D. Novack, Ph.D. and William Ringo, Jr. whose terms will expire at the Annual Meeting of Stockholders in 2006. The Nominating sub-committee of the Corporate Governance Committee of the Board of Directors has nominated, and the Board of Directors has ratified, the nomination of Christy L. Shaffer, Ph.D. and Richard S. Kent, M.D., for election at the Annual Meeting as Class A directors, whose terms will expire at the Annual Meeting of Stockholders in 2007. Dr. Shaffer, our Chief Executive Officer, in consultation with Mr. Frey, an independent director, recommended Dr. Kent to the Nominating sub-committee for approval as a nominee for director.

The Corporate Governance Committee, acting through its Nominating sub-committee as appropriate, will consider director candidates recommended by our stockholders. In order to be considered by the Corporate Governance Committee, a stockholder must submit in writing information regarding the stockholder and the recommended candidate to the Corporate Governance Committee, Attention: Chairperson, c/o Inspire Pharmaceuticals, Inc. – Secretary, 4222 Emperor Boulevard, Suite 200, Durham, NC 27703-8466. The information must be sent by registered mail or certified mail, return receipt requested. To be considered for Inspire’s 2005 Annual Meeting of Stockholders, such information must be submitted by January 31, 2005 and should include at least the following information: the name, age, business address and residence address of the proposed candidate; the principal occupation or employment of such person; and, a description of any and all arrangements or understandings between the stockholder and proposed candidate. The recommending stockholder should also include complete contact information with regard to him or herself, indicate the number of shares of our common stock owned by the stockholder, and indicate whether the person recommended as a candidate consents to being named in the proxy statement as a nominee for director.

The following criteria have been identified by the Corporate Governance Committee, and adopted by the Board, to guide the Corporate Governance Committee in selecting Board nominees:

1. Directors should have high ethical character, and personal and professional reputations that compliment and enhance the image and standing of Inspire;

2. The Corporate Governance Committee should generally seek current and/or former executive officers and/or directors of companies and leaders of major organizations, including scientific, government, educational and other non-profit institutions;

3. The Corporate Governance Committee should seek directors who are recognized as leaders in the fields of pharmaceuticals and biotechnology, particularly those areas of research, development and commercialization undertaken by Inspire, including those who have received awards and honors in their field;

4. Directors should have varied educational and professional experiences and backgrounds who, collectively, provide meaningful counsel to management;

5. Directors should generally not serve on the board of directors of more than six publicly traded companies and should have sufficient time to devote to Inspire;

6. Directors should understand the duties required of directors to the stockholders of Inspire;

7. At least two-thirds of the directors on the Board should be “independent” as defined by The Nasdaq Stock Market, Inc. and should not have any real or apparent conflicts of interest in serving as a director; and

8. Each director should have the ability to exercise sound, independent business judgment.

The Corporate Governance Committee utilizes a variety of methods for identifying and evaluating nominees for director, and there are no differences in the manner in which the Corporate Governance Committee evaluates director nominees based on whether the nominee is recommended by a stockholder. Candidates may come to the attention of the Corporate Governance Committee through current directors, stockholders or other persons. These candidates are evaluated at meetings of the Corporate Governance Committee and, subject to the timing details included above for consideration at our 2005 Annual Meeting of Stockholders, may be considered at any point during the year.

Set forth below is certain information about the nominees and those members of our Board of Directors whose terms will extend beyond the Annual Meeting, including their name, age and current positions:

Name	Age	Position
W. Leigh Thompson, M.D., Ph.D., D.Sc.	65	Chairman of the Board
Kenneth B. Lee, Jr.	56	Vice-Chairman of the Board
Christy L. Shaffer, Ph.D.	46	Chief Executive Officer, Director and Nominee
Kip A. Frey	45	Director
Richard S. Kent, M.D.	54	Nominee
Gary D. Novack, Ph.D.	50	Director
William R. Ringo, Jr.	58	Director

If the enclosed proxy is properly executed and received in time for the Annual Meeting, it is the intention of the persons named in the proxy to vote the shares represented thereby for the persons nominated for election as directors unless authority to vote shall have been withheld. If any nominee should refuse or be unable to serve, an event not anticipated, the proxy will be voted for such person as shall be designated by the Board of Directors to replace such nominee or, in lieu thereof, the Board of Directors may reduce the number of directors. The Board of Directors has no reason to believe that the nominees will be unable to serve if elected. The nominees have consented to being named in this proxy statement and to serve if elected.

Set forth below is biographical information for each member of the Board of Directors whose term will extend beyond the Annual Meeting and each nominee for election to the Board of Directors, including a summary of their background and principal occupations. If elected, each nominee would serve until the Annual Meeting of Stockholders in 2007 and until his or her successor is duly elected and qualified, or until such director’s earlier death, resignation, or removal.

Christy L. Shaffer, Ph.D., has served as our Chief Executive Officer and as a director since January 1999 and previously served as our President, as well as CEO, from January 1999 through June 2002, at which time she proposed that Mr. Mossinghoff assume the role of President. Dr. Shaffer is also a member of our Corporate Governance Committee. Dr. Shaffer joined us in June 1995 as our first full-time employee, Director, Clinical Operations. She was promoted to Senior Director, Development in June 1996 and to Vice President, Development and Chief Operating Officer in January 1998. Dr. Shaffer has fifteen years of experience in drug development within the pharmaceutical industry. She previously served in a variety of positions in the clinical research division of Burroughs Wellcome Co. including International Project Leader for cardiopulmonary programs. She served as the Associate Director of pulmonary research in the department of pulmonary/critical care medicine at Burroughs Wellcome immediately prior to joining Inspire in June 1995. Dr. Shaffer coordinated several IND submissions and one NDA submission at Burroughs Wellcome. Dr. Shaffer received a Ph.D. in pharmacology from the University of Tennessee and completed two years of postdoctoral training in cardiovascular research in the Biochemistry Department at the Chicago Medical School before her one-year postdoctoral appointment at University of North Carolina.

W. Leigh Thompson, M.D., Ph.D., D.Sc. has served as a director since April 1996, is a member of our Corporate Governance Committee, its Nominating sub-committee, and our Compensation Committee and has served as our Chairman of the Board since June 2002. In December 1994, Dr. Thompson retired from Eli Lilly and Co. where he served as Chief Scientific Officer and a member of the management committee. Dr. Thompson has enjoyed a distinguished career in both academic medicine and the pharmaceutical industry and has published extensively, particularly in the area of critical care medicine. He is a member of numerous corporate, academic, and civic boards, and consults in the areas of health informatics, enterprise strategic planning, and related areas and has been inducted into the Johns Hopkins Society of Scholars. Since 1995, Dr. Thompson has been the Chief Executive Officer of Profound Quality Resources, Ltd., a worldwide scientific consulting firm. He is currently a director of Bioanalytical Systems Inc., DepoMed, Inc., Guilford Pharmaceuticals, Inc., Medarex Inc., Diabetogen Biosciences, Inc., La Jolla Pharmaceutical Company and Sontra Medical Corporation.

Richard S. Kent, M.D. has been the President and CEO of Serenex, Inc. since 2002. Dr. Kent has more than 20 years of global pharmaceutical experience, including serving as Senior Vice President, Global Medical Affairs, and Chief Medical Officer of GlaxoSmithKline. Most recently, he was president and CEO of Ardent Pharmaceuticals, Inc. from 2001 until joining Serenex. Prior to GlaxoSmithKline, Dr. Kent held senior positions at Glaxo Wellcome and Burroughs Wellcome. At Glaxo Wellcome, he was Vice President, U.S. Medical Affairs and Group Medical Director, in addition to serving on the Board of Directors of Glaxo Wellcome, Inc. and other senior level operating committees responsible for directing the development and commercialization of the company’s products. At Burroughs Wellcome, he was International Director of Medical Research. Dr. Kent has supervised dozens of Investigational New Drug Applications and over 20 successful New Drug Applications (and equivalent submissions in Europe and the rest of the world) in a wide range of therapeutic areas including CNS, Antivirals, HIV, Respiratory, Gastrointestinal, Anesthesia/Critical Care, Cardiovascular, and Oncology.

Dr. Kent received his undergraduate degree from the University of California, Berkeley and his medical degree from the University of California, San Diego. He completed his medical training at Harvard (Peter Bent Brigham Hospital), Stanford University Medical Center and Duke University Medical Center, and was a member of Duke University’s medical faculty. He is board certified in both internal medicine and cardiology.

Kip A. Frey has served as a director since June 2002, is a member of our Audit Committee and the Chairman of our Corporate Governance Committee, and its Nominating sub-committee. He is currently a Professor of the Practice in Entrepreneurial Management & Law at Duke University with joint appointments from the Fuqua School of Business and Duke Law School. He served as 2001-2002 Chairman of the Council for Entrepreneurial Development in Research Triangle Park, N.C. He is the former President and Chief Executive Officer of OpenSite, a software company acquired by Siebel Systems in May 2000. Over the past five years, Mr. Frey has been the leader and architect of three of Research Triangle Park’s most notable entrepreneurial ventures, Ventana Communications Group, Accipiter, Inc. and OpenSite. He is a member of the Board of Directors of the Raleigh Chamber of Commerce, the Council for Entrepreneurial Development, Duke Law School’s Board of Visitors, and several local civic and charitable organizations. He is also a Partner at Intersouth Partners, a North Carolina venture capital firm. In 1999, Digital South Magazine named him the Southeast’s top CEO. Mr. Frey is a Phi Beta Kappa graduate of the University of Southern California Film School and of Duke Law School.

Gary D. Novack, Ph.D. joined the board as a director in January 2003 and is a member of our Audit Committee. Dr. Novack is the founder and President of Pharma•Logic Development, Inc., a pharmaceutical and medical device development consulting firm that he started in 1989. He previously worked with Inspire as a consultant, providing important strategic input to our preclinical and clinical ophthalmology programs. Dr. Novack is a board-certified clinical pharmacologist and has 25 years experience in pharmaceutical research and development. He has consulted with over 150 pharmaceutical and medical device firms, and has authored over 240 abstracts and publications in pharmacology, ophthalmology, neurology, dermatology and medical communications. He serves on the editorial board of The Ocular Surface, and is a member of the scientific advisory board of the Foundation Fighting Blindness. He received his bachelor’s degree in Biology from the University of California, Santa Cruz, his Ph.D. in Pharmacology and Toxicology from the University of California at Davis, and was an NIH postdoctoral trainee in neurophysiology at the University of California, Los Angeles. Dr. Novack is also an alumni member of the University of California Board of Regents. He has held managerial positions at Allergan and Merrell Dow Pharmaceuticals and has served on several boards of not-for-profit organizations.

William R. Ringo, Jr. joined the board in June 2003 and is the Chairman of our Compensation Committee. Mr. Ringo has over 30 years of leadership experience in the pharmaceutical industry. From 1973 until his retirement in 2001, Mr. Ringo served in a variety of senior roles at Eli Lilly and Company, most recently as President of Oncology and Critical Care Products. During his tenure at Eli Lilly, Mr. Ringo also served as President of Internal Medicine Products and President of the Infectious Disease Business Unit, and held senior positions in sales, marketing and business planning. He serves as a Director of a number of other biopharmaceutical companies including La Jolla Pharmaceutical Company, Praecis Pharmaceuticals Inc., Encysive Pharmaceuticals Inc. and Intermune, Inc. Mr. Ringo received a B.S. in Business Administration and Management and an M.B.A. from the University of Dayton.

Kenneth B. Lee, Jr. joined the board as a director in September 2003, is a member of our Compensation Committee, the Chairman of our Audit Committee and serves as our Audit Committee Financial Expert. He has served as our Vice-Chairman of the Board since March 2004. Mr. Lee has over 30 years of experience with technology-based companies. He is a former Ernst & Young partner, where he was employed for 29 years, and was instrumental in the founding and successful development of the Ernst & Young life science practice in the San Francisco Bay Area. Mr. Lee is currently a General Partner with BioVista Capital, LLC, which he joined in 2003. Prior to that, he served as President of A.M. Pappas & Associates, LLC, a venture capital concern. He serves on the boards of three other public companies: Abgenix, Inc., CV Therapeutics, Inc. and POZEN Inc. During his tenure with Ernst & Young, he co-founded the National Conference on Biotechnology Ventures, the

International Strategic Partnering Conference and the Palo Alto Center for Strategic Transactions. Mr. Lee received a Bachelor of Arts degree from Lenoir-Rhyne College and an M.B.A. from the University of North Carolina at Chapel Hill.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH NOMINEE.

DIRECTOR COMPENSATION

Prior to 2003, directors received no cash compensation for their services as directors or as members of committees. In March 2003, we granted a stock option to purchase 6,667 shares to Dr. Novack who was elected by the Board of Directors to fill the remainder of a term. The option has an exercise price of $14.72 per share.

Subsequent to Dr. Novack’s grant, in 2003, the Board of Directors adopted a compensation policy. Under the policy, all non-employee directors received the following compensation: (i) $15,000 annually; (ii) $2,500 per in-person Board meeting; and (iii) a stock option grant in the amount of 30,000 shares for all directors elected to a three year term. In addition, directors who served on the Audit Committee and the Chairman of the Board received the following compensation: (i) $10,000 annually; and (ii) a stock option grant in the amount of 10,000 shares. All stock options under the policy vest 1/36th per month until fully vested at the end of 3 years. In June 2003, pursuant to such compensation policy then in effect, we granted all newly elected directors an option to purchase 30,000 shares and an additional option to purchase 10,000 shares if the director was also a member of the audit committee. The June options have an exercise price of $13.21 per share. In September 2003, we granted an option to purchase 23,333 shares to Mr. Lee, pursuant to the director compensation policy then in effect, who was elected to fill the remainder of a term with an exercise price of $15.82 per share.

In 2004, the Board of Directors amended and restated the Director Compensation Policy. All cash compensation provisions of the revised policy are effective as of April 1, 2004 and all stock option grant provisions are effective as of the date of the Annual Meeting. Under the revised policy, all non-employee directors will receive: (i) $25,000 annually; (ii) a stock option grant in the amount of 20,000 shares upon election to a three year term which will vest as follows: 10,000 shares in year one (1/12th per month), 5,000 shares in year two (1/12th per month) and 5,000 shares in year three (1/12th per month); and (iii) a stock option grant in the amount of 10,000 shares will be granted to each director serving as such at the time of each annual meeting to vest 1/12th per month. Each director who serves on the Audit Committee will receive the following compensation: (i) $10,000 annually; and (ii) a stock option grant in the amount of 4,000 shares to vest 1/12th per month. Each non-employee director who serves on the Compensation Committee or the Corporate Governance Committee will receive the following compensation with respect to each committee: (i) $5,000 annually; and (ii) a stock option grant in the amount of 2,000 shares to vest 1/12th per month.

In addition, the Chairman of the Board will receive: (i) $25,000 annually to cover general availability for consultations and communications with the Company’s senior management, and to work closely with the Chief Executive Officer of the Company on key matters affecting the Company; and (ii) a stock option grant in the amount of 4,000 shares to vest 1/12th per month. Finally, the director who serves as the Vice-Chairman of the Board will receive: (i) $5,000 annually to cover general availability for consultations and communications with the Company’s senior management, and to work closely with the Chairman of the Board and Chief Executive Officer of the Company on key matters affecting the Company; and (ii) a stock option grant in the amount of 2,000 shares to vest 1/12th per month.

All option grants made pursuant to the amended policy cease to vest if the director resigns from the Board, or the applicable Committee or position or otherwise ceases to serve, unless the Board determines that the circumstances warrant continuation of vesting. All directors are reimbursed for expenses incurred in connection with attendance at Board of Directors and committee meetings. Finally, in June 2003, we granted an option to Dr. Richard Boucher, a former director and our current Emeritus Board Observer, to purchase 30,000 shares, exercisable immediately, at an exercise price of $12.25 per share in consideration for past service to us.

MEETINGS AND COMMITTEES OF THE BOARD

During the year ended December 31, 2003, there were thirteen (13) meetings of the Board of Directors. Each incumbent director attended at least 75% of the meetings of the Board and its Committees. The Board has established an Audit Committee, Corporate Governance Committee, including a Nominating sub-committee, and a Compensation Committee.

The members of the Audit Committee are Mr. Lee, as chairperson, Dr. Novack and Mr. Frey. Mr. Lee, Dr. Novack and Mr. Frey are “independent” as defined by the current rules under the listing standards of the NASD, which are in effect until the Annual Meeting, and the applicable rules of the Securities and Exchange Commission. The Board of Directors has determined that Mr. Lee is an “audit committee financial expert” as that term is defined by the rules of the Securities and Exchange Commission. Pursuant to guidelines established by a charter adopted by the Board, the Audit Committee assists the Board of Directors in fulfilling its responsibilities of ensuring that management is maintaining an adequate system of internal controls such that there is reasonable assurance that assets are safeguarded and that financial reports are properly prepared; that there is consistent application of generally accepted accounting principles; and that there is compliance with management’s policies and procedures. In March 2004, the Board adopted an amended charter, which is attached to this proxy statement as an appendix. The Board also adopted a Code of Ethics and Conduct Relating to Financial Affairs in March 2004, which is located on the Company’s website at www.inspirepharm.com. In performing these functions, the Audit Committee meets periodically with the independent auditors (including meeting in an executive session without management present), management, and internal auditors to review their work and confirm that they are properly discharging their respective responsibilities. The Audit Committee met six (6) times during 2003.

The Corporate Governance Committee, which has a Nominating sub-committee, consists of Mr. Frey, as chairperson, and Drs. Thompson and Shaffer. The Nominating sub-committee consists of Dr. Thompson and Mr. Frey, both of whom are “independent” as defined by the current rules under listing standards of the NASD and the applicable rules of the Securities and Exchange Commission. The Corporate Governance Committee identifies individuals qualified to become members of the Board, reviews the qualifications of candidates, and through its sub-committee, selects the director nominees for each annual meeting of stockholders. The Corporate Governance Committee also develops and recommends to the Board corporate governance principles, plans for and assists in the transitioning of directors on to and off of the Board, provides a review function for members of the Board, helps prepare for management succession, and leads the Board in complying with its corporate governance principles. A copy of the Corporate Governance Committee Charter is located on the Company’s website at www.inspirepharm.com. The Corporate Governance Committee met four (4) times during 2003.

The Compensation Committee currently consists of Mr. Ringo, as chairperson, and Dr. Thompson and Mr. Lee. The Compensation Committee considers compensation of our executive officers and directors and considers, reviews and approves issues and matters concerning the compensation of employees and consultants and the objectives and policies instituted by the Board of Directors. The Compensation Committee met five (5) times in 2003.

AUDIT AND OTHER FEES

The independent auditor of Inspire during the fiscal year ended December 31, 2003 and 2002 was PricewaterhouseCoopers LLP. The fees billed to us by PricewaterhouseCoopers LLP for the fiscal year ended December 31, 2003 and 2002 were as follows:

	2003	2002
Audit Fees	$78,500	$75,000
Audit-Related Fees	69,000	—
Tax Fees	10,000	10,500
All Other Fees	1,400	—

Total fees	$158,900	$85,500

Audit-Related Fees

In 2003, PricewaterhouseCoopers LLP performed services in connection with our Form S-3 filing with the Securities and Exchange Commission totaling $69,000.

Tax Fees

The fees for tax services by PricewaterhouseCoopers LLP for the years ended December 31, 2003 and 2002 were $10,000 and $10,500, respectively. These fees related to recurring and non-recurring tax services.

All Other Fees

The fee for other services by PricewaterhouseCoopers LLP for the year ended December 31, 2003 was $1,400. This fee was paid for online access to a database service.

Audit Committee Pre-Approval Policies and Procedures

The Audit Committee pre-approves all services to be provided by Pricewaterhousecoopers LLP and considers whether any nonaudit services would be of a size or nature that would impair the independence of PricewaterhouseCoopers LLP.

AUDIT COMMITTEE REPORT

The Audit Committee of the Board of Directors has furnished the following report, in accordance with rules established by the Securities and Exchange Commission, for inclusion in this proxy statement.

The Audit Committee of the Board of Directors, which consists of Mr. Lee, as chairperson, Mr. Frey and Dr. Novack, reviews the results and scope of the annual audit and the services provided by PricewaterhouseCoopers LLP, the independent auditors. As part of its ongoing activities, the Audit Committee has:

•	Reviewed and discussed with Inspire’s management the audited financial statements for the fiscal year ended December 31, 2003;

•	Discussed with PricewaterhouseCoopers LLP the matters required to be discussed by Statement on Auditing Standards No. 61, Communications with Audit Committees, as amended; and

•	Received the written disclosures and the letter from PricewaterhouseCoopers LLP required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, and has discussed with PricewaterhouseCoopers LLP their independence.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2003. The Audit Committee also recommends that Inspire’s stockholders ratify the Board of Directors’ selection of PricewaterhouseCoopers LLP as the independent auditors for the fiscal year ending December 31, 2004.

Respectfully submitted,

Audit Committee

Kenneth B. Lee, Jr.

Kip A. Frey

Gary D. Novack, Ph.D.

COMPENSATION COMMITTEE REPORT

The Compensation Committee, which consists of Mr. Ringo, as chairperson, Dr. Thompson and Mr. Lee, reviews and approves executive officer salaries and bonuses, administers the Amended and Restated 1995 Stock Plan, as amended, and approves all other compensation benefits of Inspire’s executive officers. In addition, the Compensation Committee consults with management regarding its benefit plans, performance evaluation and career development initiatives and is responsible for reviewing overall compensation policies and practices of Inspire.

Compensation Philosophies

Inspire intends that each employee will have continuous growth in skills and performance aided by appropriate mentoring and challenging career opportunities and rewarded by appropriate performance-based compensation. Compensation is a means of aligning the objectives of employees and stockholders.

Inspire provides competitive salaries based on contribution and performance. All employees are eligible to be granted cash bonuses based on short-term corporate and personal performance and organizational level. In addition, all employees are eligible for stock options based on personal performance and organizational level, and as incentives to continued contributions. Stock options are generally granted at the time of employment and periodically thereafter, with vesting over four years. Executive officers tend to have greater fractions of their total compensation from performance-based bonuses and stock options.

In 2003, executive compensation consisted of base salary, cash bonuses and stock options. A full compensation analysis was conducted in late 2003 by an independent third party to ensure that base salaries, cash bonuses and stock option grants were competitive as compared to peer companies. Changes to the compensation plan will be implemented in 2004 based on findings from the independent compensation analysis. The following describes in more detail the elements of compensation that are part of the Compensation Committee’s policies.

Base Salaries

Compensation of all Inspire executive officers is based on their: (i) demonstrated skills, experience, education and continued career development; (ii) impact within and outside of Inspire; (iii) the alignment of the employee’s performance with Inspire’s success; (iv) Inspire’s achievement of annual and long-term corporate goals; and (v) compensation of comparable employees within peer companies.

Bonuses

Cash bonuses are used to retain and motivate executives. These bonuses are paid taking into account the executive officer’s achievement of individual objectives and the contribution of the executive to the overall success and achievements of the company and its management team. In determining the level of the cash bonus during 2003, the Compensation Committee considered each executive’s achievement of specific, measurable corporate and individual goals, and also considered qualitative factors including overall leadership performance.

Stock Options

The Compensation Committee believes that stock options are an excellent long-term incentive for executives that aligns executive and stockholder interests and assists in retention of key officers and employees. At the recommendation of the Compensation Committee to the Board, stock options are issued to new employees, including executive officers, following the commencement of employment.

Stock options granted under the Amended and Restated 1995 Stock Plan, as amended, generally vest over four years.

When determining stock option awards, the Compensation Committee considers the executive’s current responsibilities and contributions to Inspire’s performance, the anticipated contribution to meeting Inspire’s long-term strategic performance goals, their position with Inspire and industry practice in companies of similar size, market and capitalization. The direct link between the value of a stock option to an executive and an increase in the price of Inspire’s stock makes stock option awards a key method for aligning executive compensation with stockholder value. Due to expected changes in accounting practices with regard to stock options, the Compensation Committee expects to critically evaluate, and possibly change in the future, the use of stock options as a form of long-term incentive compensation. During this evaluation, the Compensation Committee will evaluate other forms of long-term incentive compensation.

Chief Executive Officer Compensation

Dr. Shaffer’s compensation is determined by the Compensation Committee without Dr. Shaffer’s participation, based upon the same factors as those used by the Compensation Committee and management for other executives. Dr. Shaffer participates in the same compensation arrangements available to the other senior executives. Accordingly, her compensation also consists of an annual base salary, a potential cash bonus, and stock option grants. The Compensation Committee’s general approach in establishing Dr. Shaffer’s compensation is to be competitive with the compensation paid to chief executive officers in peer companies, but to have a significant percentage of her compensation based upon performance criteria established by the Compensation Committee.

Dr. Shaffer’s compensation as Chief Executive Officer for the year ended December 31, 2003 included $283,633 in base salary, bonuses of $220,000 and a stock option to purchase an aggregate of 35,000 shares of common stock at an exercise price of $20.30. In determining the base salary in 2003, the Compensation Committee reviewed Dr. Shaffer’s salary in relation to the salaries of other chief executive officers at emerging biopharmaceutical companies. Dr. Shaffer’s levels of cash bonus and stock options for 2003 were determined based on overall reviews of both specific, measurable corporate and individual goals during 2003, as well as Inspire’s overall performance, including its business operations and strategy, and Dr. Shaffer’s overall leadership performance. In the course of such reviews, the Compensation Committee reviewed Inspire’s clinical development programs, including the status of diquafosol tetrasodium and the submission of an NDA by June 30, 2003, its preclinical development programs, its successful public offering of common stock, and the development and integration of a specialty ophthalmology marketing and sales organization. The Compensation Committee determined, as a result of its reviews, that Dr. Shaffer’s performance warranted the bonuses and stock options that were granted.

Deductibility of Compensation

Section 162(m) of the Internal Revenue Code of 1986, as amended, generally disallows a federal income deduction to public companies for certain compensation over $1,000,000 paid to a company’s chief executive officer and four other most highly compensated executive officers. Qualifying performance-based compensation will not be subject to the deduction limit if certain requirements are met. The Compensation Committee intends to review the potential effects of Section 162(m) periodically and intends to structure its stock option grants and certain other equity-based awards in a manner that is intended to avoid disallowances under Section 162(m) of the Code unless the Compensation Committee believes that such compliance would not be in the best interests of Inspire or its stockholders.

Respectfully submitted,

Compensation Committee

William R. Ringo, Jr.

W. Leigh Thompson

Kenneth B. Lee, Jr.

RELATIVE STOCK PERFORMANCE

Set forth below is a line graph comparing the percentage change in the cumulative total stockholder return on our common stock to the cumulative total return of the NASDAQ Stock Market (U.S.) Index and the NASDAQ Biotechnology Stock Index for the period commencing August 3, 2000, the commencement of trading on the NASDAQ Market, and ended December 31, 2003:

The graph assumes $100 was invested on August 3, 2000, in our common stock, and each of the indices, and that dividends were reinvested. The comparisons in the graph are required by the Securities and Exchange Commission and are not intended to forecast or be indicative of possible future performance of our common stock.

PROPOSAL NO. 2

RATIFICATION OF SELECTION OF AUDITORS

The Board of Directors has appointed PricewaterhouseCoopers LLP as the independent auditors for the fiscal year ending December 31, 2004. Stockholder ratification of the appointment is not required by our Amended and Restated Certificate of Incorporation, as amended, or Bylaws or otherwise, but the Board has decided to ascertain the position of the stockholders on the appointment. The Board of Directors will reconsider the appointment if it is not ratified. The affirmative vote of a majority of the shares voted at the meeting is required for ratification.

One or more representatives of PricewaterhouseCoopers LLP is expected to attend the Annual Meeting and have an opportunity to make a statement and/or respond to appropriate questions from stockholders.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THIS PROPOSAL.

PROPOSAL NO. 3

RATIFICATION AND APPROVAL

OF THE AMENDMENT OF

THE AMENDED AND RESTATED 1995 STOCK PLAN, AS AMENDED

The Board of Directors has approved an amendment to our Amended and Restated 1995 Stock Plan, as amended, or the Plan, to increase the number of shares of our common stock reserved for issuance upon stock awards under the Plan from 6,428,571 to 7,178,571. Our common stock is traded on the NASDAQ National Market. As of March 31, 2004, there were 273,480 shares available to be granted under the Plan. Assuming stockholder ratification and approval of the proposed amendments to the Plan, as of March 31, 2004, we would have 1,023,480 shares available for grant under the Plan. In the event that any option under the Plan expires or is otherwise terminated without having been exercised in full, the stock not acquired under the award shall revert to and again become exercisable for issuance under the Plan. On April 12, 2004, the market value of the common stock underlying the options was $13.59.

Description of the Amended and Restated 1995 Stock Plan

The Plan was adopted by the Board of Directors and ratified by our stockholders in March 1995 and was subsequently amended in September 1999, January 2000 and June 2002 to increase the number of shares available for stock awards. Unless sooner terminated, the Plan shall terminate in March 2005. Our directors, officers, employees and consultants are eligible to receive options pursuant to the terms of the Plan. We currently have seven directors, approximately 150 employees, including eight executive officers, and approximately ten contractors. The Board believes that providing selected persons with an opportunity to invest in our common stock will give them additional incentive to increase their efforts on our behalf and will enable us to attract and retain the best available employees, directors and consultants. An increase in the number of shares available under the Plan is necessary to provide sufficient shares to achieve this goal. Stockholder approval of the amendment to the Plan is being sought to satisfy (i) the rules of the Nasdaq Stock Market, Inc. and (ii) Section 422 of the Internal Revenue Code of 1986, as amended, which requires stockholder approval of an amendment of the Plan in order that options granted under the Plan may qualify as Incentive Stock Options and thus be entitled to receive special tax treatment under the Internal Revenue Code.

Administration

The Plan shall be administered by the Board of Directors, a committee appointed by the Board of Directors, or a sub-committee, as permitted by law. Currently, the Plan is administered by the Compensation Committee and the Option Grant Committee. The administrator of the Plan determines, from time to time, the individuals to whom options or restricted stock shall be granted. In the case of options, the type of option to be granted, the duration of each option, the price at which option shares may be purchased through exercise, the method of payment for each option, and the times during which all or portions of an option may be exercised is also determined by the administrator. In the case of restricted stock, the administrator determines the repurchase provisions of the restricted stock and the price and method of payment for the restricted stock.

The administrator may establish such rules as it deems necessary for the proper administration of the Plan, make such determinations and interpretations with respect to the Plan and stock awards granted under it as may be necessary or desirable and include such further provisions or conditions in options and restricted stock granted under the Plan as it deems advisable.

Eligibility

Incentive stock options may be granted only to employees. Nonstatutory stock options and restricted stock may be awarded to employees, directors and consultants.

Shares Subject to the Plan

Subject to the provisions of the Plan relating to adjustments upon changes in stock, the stock that may be issued pursuant to stock awards shall not, as currently established, exceed 6,428,571 shares of the our common stock. If this proposal is approved and ratified by our stockholders, the stock that may be issued pursuant to stock awards shall be increased to 7,178,571 shares of our common stock. If any stock option shall for any reason expire or otherwise terminate, in whole or in part, without having been exercised in full, the stock not acquired shall revert to and again become available for issuance under the Plan.

Options

Options granted under the Plan may be either incentive stock options as defined in Section 422 of the Internal Revenue Code, or nonstatutory stock options. We do not receive consideration from option holders for the grant of a stock option. Incentive stock options may be granted only to our employees and are subject to various limitations, including the exercise price per share shall be not less than one hundred (100%) percent of the fair market value of the stock on the date the option was granted; provided, however, they may not be granted to an employee who at the time of grant owns stock possessing more than ten (10%) percent of the total combined voting power of all classes of our stock, unless the exercise price of such option is at least one hundred and ten (110%) percent of the fair market value of the stock and the option is not exercisable after the expiration of five (5) years from the date of the grant.

The date of grant for each option is the date on which it is approved by the administrator, or such later date as the administrator specifies. No incentive stock options shall be granted under the Plan after ten years from the date on which the Plan was approved by the Board. The administrator determines the term of all options and the times that options are exercisable. The term of (i) nonstatutory stock options shall not exceed a period of eleven years from its date of grant; (ii) each incentive stock option granted to non-ten percent owners may not exceed a period of ten years from its date of grant; and (iii) each incentive stock option granted to any ten percent owner shall not exceed a period of five years from its date of grant.

The administrator may impose such conditions with respect to the exercise of options, including conditions relating to applicable federal or state securities laws and tax withholding obligations, as it considers necessary or advisable. The administrator may amend or terminate any outstanding option, including substituting therefor another option, provided that the option holder’s consent shall be required unless the administrator determines that the action would not materially and adversely affect the option holder.

Restricted Stock

The administrator may award shares of restricted stock subject to our right to repurchase such shares. The administrator will determine the restricted period during which, and the price and other conditions under which, the shares may be repurchased. Restricted stock may be issued without cash consideration or for such consideration as may be determined by the administrator. Restricted stock may not be transferred, pledged or otherwise encumbered, except as permitted by the administrator, during the restricted period. Recipients of restricted stock are required to enter into a restricted stock purchase agreement that specifies the conditions of the restricted stock grant.

Changes in Capital Structure

If the administrator determines that any stock dividend, split-up, combination or other similar capital change affects the stock such that adjustment is required in order to preserve the benefits or potential benefits of the Plan or any option granted under the Plan, the maximum aggregate number and kind of shares or securities which may be issued under the Plan and as to which options then outstanding shall be exercisable, and the exercise price of such options or the repurchase price of restricted stock, shall be appropriately adjusted by the administrator so that the proportionate number of securities may be granted and the proportionate interest of holders shall be maintained as before the occurrence of such event.

Federal Income Tax Consequences

The following summary discusses certain of the United States federal income tax consequences associated with stock awards granted under the Plan. This description of tax consequences is based upon present federal tax laws and regulations and does not purport to be a complete description of the federal income tax consequences applicable to an optionee under the Plan. Accordingly, each optionee should consult with his or her own tax advisor regarding the federal, state and local tax consequences of the grant of a stock award and any subsequent exercise and whether any action is appropriate.

There are no federal income tax consequences associated with the grant of a nonstatutory stock option. Upon the exercise of a nonstatutory stock option, the optionee generally must recognize ordinary compensation income equal to the “spread” between the exercise price and the fair market value of our common stock on the date of exercise. Any gain realized on disposition of shares purchased upon exercise of a nonstatutory stock option will be treated as capital gain for federal income tax purposes.

There will be no regular federal income tax liability upon the grant or exercise of an incentive stock option. However, the “spread” between the exercise price and the fair market value of our common stock on the date of exercise will be treated as an adjustment to income for federal alternative minimum tax purposes and may subject the optionee to the alternative minimum tax in the year of exercise.

Any gain realized on disposition of shares purchased upon exercise of an incentive stock option will be treated as long-term capital gain for federal income tax purposes if such shares are held for at least twelve months after the date of the issuance of the shares pursuant to the exercise of the incentive stock option and are disposed of at least two years after the date of grant of the incentive stock option. If the shares are disposed of within twelve months after the date of issuance of the shares or within two years after the date of grant of the incentive stock option, the optionee will recognize compensation income (taxable at ordinary income rates) in the amount of the lesser of (1) disposition price of the stock over exercise price of the option, or (2) fair market value of such shares on the date of exercise over the exercise price of the incentive stock option.

An award of restricted stock will be subject to federal income taxation unless the stock is subject to a substantial risk of forfeiture or is non-transferable. A recipient generally must recognize ordinary compensation income equal to the “spread” between the amount paid, if any, for the stock and the fair market value of the restricted stock on the date of receipt. Gain or loss from subsequent sales of such shares will be treated as short-term or long-term capital gain or loss depending upon the holding period of the shares.

The receipt of stock which is subject to a substantial risk of forfeiture or is non-transferable is not currently taxable until the stock is not subject to the substantial risk of forfeiture or is transferable. A holder of such stock will recognize ordinary income at that later time equal to the spread between the then fair market value of the stock and the amount paid, if any, for the stock.

The exercise of any stock option or receipt of restricted stock under the Plan is conditioned on the optionee or recipient paying or making adequate provision for any tax required by any governmental authority to be withheld and paid over by us to such governmental authority for the account of such person with respect to such options or restricted stock and the exercise or receipt thereof.

To the extent compensation income is recognized by an optionee or recipient of restricted stock in connection with the exercise of a non-qualified stock option, a “disqualifying disposition” of stock obtained upon exercise of an incentive stock option, or the receipt of restricted stock, we generally would be entitled to a matching compensation deduction (assuming the requisite withholding requirements are satisfied).

Grants to Named Executive Officers and Directors under the Plan

As of March 31, 2004, the following directors, named executive officers and groups had received option grants under the Plan to purchase the number of shares indicated following their respective names: W. Leigh Thompson, M.D., Ph.D., D.Sc., Chairman of the Board, 79,213 shares; Kenneth B. Lee, Jr., Vice-Chairman of the Board, 23,333 shares; Christy L. Shaffer, Ph.D., Chief Executive Officer, Director and Nominee, 719,283 shares; Kip A. Frey, Director, 40,000 shares; Gary D. Novack, Ph.D., Director, 46,667 shares; William R. Ringo, Jr., Director, 40,000 shares; Gregory J. Mossinghoff, Director, President and Secretary, 385,319 shares; Donald J. Kellerman, Pharm.D., Senior Vice President, Development, 196,356 shares; Benjamin R. Yerxa, Ph.D., Senior Vice President, Discovery, 237,927 shares; Joseph K. Schachle, Senior Vice President, Marketing and Sales, 162,000 shares; all current executive officers as a group, 2,020,098 shares; all current directors who are not executive officers as a group, 229,213 shares; Richard S. Kent, M.D., Nominee for election as a director, 0 shares; and all employees who are not executive officers as a group, 2,745,960 shares.

Information Regarding Plans and Other Arrangements Not Subject to Stockholder Action

The following table sets forth certain information with respect to securities authorized for issuance under equity incentive plans as of December 31, 2003.

Equity Compensation Plan Information

	(a)	(b)	(c)
Plan category	Number of securities to be issued upon exercise of outstanding options, warrants or rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column(a))
Equity compensation plans approved by security holders	4,212,942	$10.0917	731,816
Equity compensation plans not approved by security holders	0	Not Applicable	0

Total	4,212,942	$10.0917	731,816

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU CAST YOUR VOTE “FOR” RATIFICATION OF THE AMENDMENT OF THE AMENDED AND RESTATED 1995 STOCK PLAN, AS AMENDED, TO INCREASE THE NUMBER OF SHARES OF COMMON STOCK RESERVED FOR ISSUANCE UPON THE EXERCISE OF STOCK AWARDS GRANTED UNDER THE PLAN FROM 6,428,571 TO 7,178,571 SHARES.

EXECUTIVE OFFICERS WHO ARE NOT NOMINEES

The name, age and position of each person who is currently serving as an executive officer and who served as an executive officer in 2003, and who is not a nominee is listed below, followed by summaries of their background and principal occupations. Executive officers are elected annually, and serve at the discretion of the Board of Directors.

Name	Age	Position
Mary B. Bennett	46	Senior Vice President, Operations and Communications
Richard M. Evans, Ph.D.	44	Vice President, Pharmaceutical Development
Donald J. Kellerman, Pharm.D.	49	Senior Vice President, Development
Gregory J. Mossinghoff	43	President, Secretary and Director
Joseph K. Schachle	39	Senior Vice President, Marketing and Sales
Thomas R. Staab, II	36	Chief Financial Officer and Treasurer
Benjamin R. Yerxa, Ph.D.	38	Senior Vice President, Discovery

Mary B. Bennett has served as our Senior Vice President, Operations and Communications since March 2003. Prior to that, Ms. Bennett served as Vice President, Operations and Communications from March 2001 until March 2003. As Senior Vice President, Operations and Communications, she manages a variety of areas for Inspire, including Human Resources, Communications, Investor Relations and Operations. Ms. Bennett came to Inspire from Glaxo Wellcome, where she served as Worldwide Director for R&D Human Resources Effectiveness, Planning and Communication. Prior to her role in Human Resources, Ms. Bennett held various roles during her 13 years at Glaxo Wellcome, including Worldwide Director for R&D Communications, Director of R&D Operations and Department Head of Comparative Medicine. She also led R&D communications for major company redesign initiatives, and for the Glaxo Wellcome merger. Ms. Bennett holds a B.A. in Behavioral Science from National Louis University and an M.B.A. from Duke University.

Richard M. Evans, Ph.D. has served as our Vice President, Pharmaceutical Development since June 2000. Dr. Evans joined us in October 1996 and has previously held several positions including Director and Senior Director of Pharmaceutical Development. He is responsible for all activities related to the manufacture, formulation development and testing of our products in development and for the identification and development of relevant drug delivery technologies. He also serves as Vice-Chair of the Inhalation Technology Focus Group for the American Association of Pharmaceutical Scientists. Prior to joining Inspire, Dr. Evans was Section Manager of Inhalation Dosage Forms at Rhône-Poulenc Rorer. He has over 13 years experience in the pharmaceutical industry, including positions at Delphi Pharmaceuticals and Rhône-Poulenc Rorer. Dr. Evans holds both a Bachelor of Pharmacy degree and a Doctorate in Pharmaceutical Chemistry, in the field of inhalation drug delivery, from the Welsh School of Pharmacy, University of Wales College of Cardiff.

Donald J. Kellerman, Pharm.D. has served as our Senior Vice President, Development since May 2000. He is responsible for the clinical and regulatory affairs aspects of our programs. Dr. Kellerman joined us in July 1999 as Vice President, Development. Before joining us, Dr. Kellerman spent 11 years with Glaxo Wellcome, from August 1997 to July 1999 and from April 1988 to August 1996, where he was director of various groups, including International OTC, United States Infectious Diseases, and the Inhaled Corticosteroid Group. He was clinical project leader for Flovent® from the first United States clinical studies in 1989 to approval in 1996. From September 1996 to August 1997, he was Vice President of Clinical Research at Sepracor, Inc., where he was project leader for the Xopenex® NDA team. Before Glaxo Wellcome, Dr. Kellerman worked at E.R. Squibb and Sons, Inc. and Ciba-Geigy Corporation on several cardiovascular products. Dr. Kellerman holds a Doctor of Pharmacy and Bachelor of Science degree from the University of Minnesota.

Gregory J. Mossinghoff has served as our President since June 2002 and a director since June 2001. His term as a director expires at the Annual Meeting. Mr. Mossinghoff joined us in June 1998 as our Senior Director of Strategic Planning and Operations and was promoted to Vice President, Corporate Development in January 1999; Chief Business Officer in December 1999; and Senior Vice President in November 2000. Mr. Mossinghoff

has also served as our Secretary since October 1998, and as our Treasurer from March 2000 to May 2003. In his current role he helps us develop and realize strategic objectives, expand our corporate partnerships in the United States and abroad, and oversees all business-related activities including operations and finance. Before joining us, from February 1996 to June 1998, Mr. Mossinghoff was worldwide Director of Business Analysis at Glaxo Wellcome plc. Before joining Glaxo Wellcome, Mr. Mossinghoff held various roles with increasing responsibility at Hoffmann LaRoche Inc., from June 1988 to February 1996, including Manager, Business Development and Strategic Planning from 1994 to 1996. Mr. Mossinghoff received a B.A. degree in Economics from the University of Virginia, Charlottesville, VA and an M.B.A. in Financial Management & Analysis from George Mason University, Fairfax, VA.

Joseph K. Schachle has served as our Senior Vice President, Marketing and Sales since January 2004 and as Vice President, Marketing and Sales from January 2003 to January 2004. Mr. Schachle is responsible for establishing a high-value marketing and sales infrastructure in North America to commercialize potential products from the Company’s pipeline, as well as partnered products. Mr. Schachle has extensive experience in pharmaceutical marketing and sales, and has had responsibility for the successful launch of major new products including the marketing of Glaxo SmithKline’s Advair®. His experience includes marketing and sales positions of significant responsibility at The Upjohn Company, Glaxo SmithKline, Inspire and MedImmune. He most recently served as Director of Marketing for infectious disease products at MedImmune from April 2002 until January 2003, where he was responsible for strategic brand management and promotion of Synagis® and Cytogam®. In his previous role at Inspire from April 2001 to April 2002, Mr. Schachle was responsible for the new product planning and market research that laid the groundwork for the commercialization of diquafosol, the first potential product from Inspire’s pipeline. Mr. Schachle holds a B.B.A. in Marketing from James Madison University and an M.B.A. from Old Dominion University.

Thomas R. Staab, II joined Inspire in May 2003 as Chief Financial Officer and Treasurer. Previously, he held senior financial positions with Triangle Pharmaceuticals, Inc., a biotechnology company listed on the NASDAQ National Market prior to its being acquired by Gilead Sciences, Inc. in 2003. Mr. Staab served five years with Triangle, most recently as Vice President/Treasurer and Acting Chief Financial Officer. His experience includes equity financing, strategic alliances, mergers and acquisitions, drug commercialization, SEC reporting, treasury management and investor relations. Before joining Triangle, Mr. Staab was a manager with PricewaterhouseCoopers LLP providing audit and business advisory services to national and multi-national corporations in the biotechnology, pharmaceutical, pulp and paper, and communications industries. Mr. Staab is a Certified Public Accountant and received a B.S. in Business Administration and a Masters of Accounting from the University of North Carolina.

Benjamin R. Yerxa, Ph.D. has served as our Senior Vice President, Discovery since May 2003. Dr. Yerxa joined us in August 1995 and previously held several positions, including Vice President, Discovery and Senior Director of Preclinical Programs. He supervises the chemistry, pharmacology, preclinical and intellectual property teams and all drug discovery and early preclinical development activities. He created a new strategic opportunity for us by developing the concept of ophthalmic uses for our core P2Y2 technology. Before being promoted to the position of Senior Director of Preclinical Programs in December 1999, Dr. Yerxa was Director of Preclinical Programs and, before that, Senior Research Chemist. While in chemistry, he served as the preclinical project leader for INS365. As a Senior Research Chemist his work focused on designing and synthesizing new P2Y receptor agonists. Before joining us, from October 1993 to August 1995, Dr. Yerxa was a Research Scientist at Burroughs Wellcome Co. Dr. Yerxa worked at Biophysica, Inc. for over two years, synthesizing radiocontrast agents. He developed scale-up procedures for the industrial production of Oxilan®, a marketed imaging product. Dr. Yerxa received his Ph.D. in Organic Chemistry from the University of California, Irvine in 1993.

Person Chosen to Become Executive Officer

Dr. Kim Brazzell, who is 51 years old, has accepted our offer to join Inspire as our Senior Vice President, Research & Development and it is anticipated that he will join us this summer. Dr. Brazzell has 20 years experience in the ophthalmic pharmaceutical industry and is joining Inspire from Novartis Ophthalmics where he served as Global Head of Clinical Research & Development and Senior Vice President, U.S. Research & Development. He has extensive experience in the discovery and development of multiple successful ophthalmic products including Visudyne, Zaditor, Rescula and Betoptic S. In addition to managing the global Clinical Research & Development group for Novartis Ophthalmics, Dr. Brazzell built and managed the U.S. based Research & Development group for Ciba Vision Ophthalmics in Duluth, Georgia and served as Associate Director, Research & Development at Alcon Laboratories in Fort Worth, Texas. Dr. Brazzell also has expertise in pharmacokineticis and biopharmaceutics and held positions directing groups in these areas at Alcon Laboratories as well as Hoffman-LaRoche where he managed activities across several therapeutic areas including cardiovascular, pulmonary and ophthalmology. He received his B.S. in Pharmacy and Ph.D. in Pharmaceutical Sciences from the University of Kentucky.

EXECUTIVE COMPENSATION

The following table shows, for the fiscal years ended December 31, 2003, 2002 and 2001, the annual and long-term compensation we paid to our chief executive officer and our four most highly compensated executive officers who were serving at December 31, 2003 (collectively, the “named executive officers”). Following the rules of the Securities and Exchange Commission, the compensation described in the table does not include medical, group life insurance and other benefits which are available generally to all of our salaried employees.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Annual Compensation				Long Term Compensation	Other Compensation ($)
Shares Underlying Options (#)
		Salary ($)		Bonus ($)
Christy L. Shaffer, Ph.D. Chief Executive Officer and Director	2003 2002 2001	$ $ $	283,633 260,300 245,716	$ $	220,000 — 70,000	35,000 130,000 5,000	— — —
Gregory J. Mossinghoff President, Secretary and Director	2003 2002 2001	$ $ $	228,938 211,458 186,375	$ $ $	100,000 40,000 60,000	21,750 130,000 5,000	— — —
Donald J. Kellerman, Pharm.D. Senior Vice President, Development	2003 2002 2001	$ $ $	185,281 179,379 169,633	$ $ $	74,574 60,000 60,000	19,000 20,000 5,000	— — —
Joseph K. Schachle Senior Vice President, Marketing and Sales	2003 2002 2001	$ $ $	184,240 47,960 111,923	$ $	65,000 — 50,000	87,000 — 65,000	$256,351 — —	(1)
Benjamin R. Yerxa, Ph.D. Senior Vice President, Discovery	2003 2002 2001	$ $ $	182,259 163,546 152,911	$ $ $	74,574 60,000 50,000	22,000 30,000 5,000	— — —

(1)	Mr. Schachle served as our Vice President, Marketing and Sales from April 2001 to April 2002, at which time he left to pursue other opportunities. In January 2003, Mr. Schachle rejoined the Company as our Vice President, Marketing and Sales and was promoted to Senior Vice President, Marketing and Sales in January 2004. In January 2003, we paid the costs associated with Mr. Schachle’s relocation of $256,351. The options granted to Mr. Schachle in 2001 expired 90 days after he terminated his employment in 2002.

OPTION GRANTS IN 2003

The following stock option grants were made to the named executive officers during the fiscal year ended December 31, 2003.

Name	Number of Securities Underlying Options Granted		% of Total Options Granted to Employees In Fiscal Year		Exercise or Base Price ($/Share)		Expiration Date	Potential Realizable Value of Assumed Annual Rates of Stock Price Appreciation for Option Term (1)
								5%		10%
Christy L. Shaffer	35,000	(2)	2.7%			$20.30	10/15/13		$446,830		$1,132,354
Gregory J. Mossinghoff	21,750	(2)	1.7%			$20.30	10/15/13		$277,673		$703,677
Donald J. Kellerman	19,000	(2)	1.5%			$20.30	10/15/13		$242,565		$614,706
Joseph K. Schachle	70,000 17,000	(3) (2)	5.4 1.3	% %	$ $	14.73 20.30	2/24/13 10/15/13	$ $	893,659 217,032	$ $	2,264,708 550,001
Benjamin R. Yerxa	22,000	(2)	1.7%			$20.30	10/15/13		$280,864		$711,765

(1)	The potential realizable value is calculated based on the fair market value of our common stock on the date of the grant. These amounts only represent certain assumed rates of appreciation established by the SEC. There can be no assurance that the amounts reflected in this table or the associated rates of appreciation will be achieved.
(2)	These options were granted pursuant to our Amended and Restated 1995 Stock Plan, as amended. The shares underlying the options are exercisable at an exercise price equal to the fair market value on the date of the grant. Each option is exercisable as to one-quarter (1/4) of the shares underlying the option at any time after October 15, 2004 and as to one-forty-eighth (1/48) of the shares each month for 36 months thereafter.
(3)	This option was granted pursuant to our Amended and Restated 1995 Stock Plan, as amended. The shares underlying the option are exercisable at an exercise price equal to the fair market value on the date of the grant. The option is exercisable as to one-quarter (1/4) of the shares underlying the option at any time after January 27, 2004, as to one-forty-eighth (1/48) of the shares each month for 35 months thereafter and as to the remaining shares on the last month of vesting.

AGGREGATED STOCK OPTION EXERCISES IN 2003

AND 2003 YEAR-END STOCK OPTION VALUES

The following table provides certain information as to certain stock options exercisable by the named executive officers for the fiscal year ended December 31, 2003, and the value of such options held by them at December 31, 2003, measured in terms of the closing price of our common stock on The NASDAQ Stock Market on December 31, 2003, which was $14.15 per share.

Name	Shares Acquired on Exercise (#)	Value Realized	Number of Unexercised Options at December 31, 2003		Value of Unexercised In-the-Money Options at December 31, 2003
			Exercisable	Unexercisable	Exercisable	Unexercisable
Christy L. Shaffer	30,000	$384,625	437,715	161,568	$4,718,553	$1,377,994
Gregory J. Mossinghoff	71,427	$643,415	166,772	147,120	$1,242,773	$1,375,418
Donald J. Kellerman	12,000	$221,040	124,351	37,505	$830,402	$147,425
Joseph K. Schachle	—	—	—	87,000	$—	$—
Benjamin R. Yerxa	—	—	126,975	47,998	$719,733	$218,818

401(k) PROFIT SHARING PLAN

We have adopted a tax-qualified 401(k) Profit Sharing Plan (the “401(k) Plan”) covering all qualified employees. The effective date of the 401(k) Plan is August 1, 1995. Participants may elect a salary reduction of at least 1% as a contribution to the 401(k) Plan, up to the statutorily prescribed annual limit for tax-deferred contributions ($12,000 in 2003). Modification of salary reductions can be made quarterly. The 401(k) Plan permits employer matching of up to 8% of a participant’s salary. If employer matching is implemented, participants will begin vesting 100% immediately in employer contributions. In 2003, we elected a safe harbor contribution at 3.0% of annual compensation. All of our safe harbor contributions vest 100% immediately.

OFFICER CHANGE IN CONTROL AGREEMENTS

Our Board of Directors has authorized us to enter into change in control agreements with each of our executive officers effective March 2004. Each agreement will provide that upon the officer’s termination of employment following a “change in control” of Inspire, unless such termination is for “cause,” because of death or disability or by the officer without “good reason,” within 12 months following such change in control, the executive will be entitled to a lump sum payment of one times the sum of (i) the highest annual base salary, except for Dr. Shaffer who would receive two times this sum, received by the officer in any of the three most recently completed fiscal years and (ii) the highest annual bonus received by the officer in any of the three most recently completed fiscal years. The officer will also be entitled to a continuation of life, disability, accident and health insurance and other substantially similar benefits for a 12 month period, except for Dr. Shaffer, who shall receive this benefit for 24 months, after termination of employment.

In addition, following a change in control, during any period that the officer fails to perform his or her full-time duties as a result of incapacity due to physical or mental illness, Inspire will pay the officer’s full salary at the rate in effect at the commencement of any such period, together with all compensation and benefits under the terms of any compensation or benefit plan, program or arrangement maintained by Inspire during such period, until the officer’s employment is terminated for disability. If an officer’s employment is terminated for any reason following a change in control, Inspire shall pay the officer’s full salary through the date of termination at the rate in effect immediately prior to the change in control or at the time the notice of termination is given, whichever is greater, together with all compensation and benefits to which the officer is entitled in respect of all periods preceding the date of termination under Inspire’s compensation and benefit plans, programs or arrangements. If an officer’s employment is terminated for any reason following a change in control, Inspire shall pay the officer’s normal post-termination compensation and benefits as such payments become due. Such post-termination compensation and benefits shall be determined under, and paid in accordance with, Inspire’s retirement, insurance and other compensation or benefit plans, programs and arrangements as in effect immediately prior to the change in control or, if more favorable to the officer, as in effect immediately prior to the date of termination.

Upon a change in control, all unvested options held by the officer shall vest and become exercisable immediately prior to the change in control and will be exercisable for a period ending on the later of (i) the fifth anniversary of such change in control or (ii) the last date that such option would otherwise be exercisable under the terms of the option agreement or the plan pursuant to which such option was granted; provided, however, that in no event shall any option be exercisable after the expiration of the original term of the option. In addition to the vesting of options, upon a change in control, all unearned performance-based awards, if any, held by the officer, shall be deemed to have been earned to the maximum extent permitted for any performance period not then completed and all unvested stock awards shall immediately vest and the restrictions on all shares subject to restriction shall lapse. The agreements provide that Inspire will pay an amount necessary to reimburse each officer, on an after-tax basis, for any excise tax due under Section 4999 of the Code.

Under the agreements, “change in control” generally is defined as the determination by the Board of Directors, made by a majority vote, that a change in control has or is about to occur. Such a change shall not include, however, a restructuring, reorganization, merger or other change in capitalization in which the “current owners” maintain more than a fifty percent (50%) interest in the resultant entity. Regardless of the Board’s vote or whether or not the Board votes, a change in control will be deemed to have occurred if: (i) any person becomes the beneficial owner of more than thirty-five percent (35%) of the combined voting power of Inspire’s then outstanding securities; (ii) the stockholders approve: (A) a plan of complete liquidation; (B) an agreement for the sale or disposition of all or substantially all of Inspire’s assets; or (C) a merger, consolidation or reorganization of Inspire with or involving any other company meeting certain requirements. However, in no event shall a change in control be deemed to have occurred, with respect to the officer, if the officer is part of a purchasing group which consummates the change-in-control transaction.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information with respect to the beneficial ownership of our common stock as of March 31, 2004, except as otherwise indicated, by: (i) each of our directors and nominees; (ii) the named executive officers; (iii) all beneficial owners of greater than 5% of our outstanding common stock; and (iv) all of our directors and officers as a group.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned (1)	Percentage Beneficially Owned (2)
Cooper Hill Investment Entities and Jeffrey Casdin (3) 767 Third Avenue, 22nd Floor New York, NY 10077	1,860,000	5.8%
Delaware Management Investments Entities (4) 2005 Market Street Philadelphia, PA 19103	2,648,259	8.3%
HBM Bioventures (Cayman) Ltd. (5) Unit 10 Eucalyptus Building, Crewe Road PO Box 30852 SMB Grand Cayman, Cayman Islands British West Indies	2,201,200	6.9%
Kip A. Frey (6)	13,333	*
Donald J. Kellerman, Pharm.D. (7)	139,710	*
Richard S. Kent, M.D.	0	*
Kenneth B. Lee, Jr. (8)	9,015	*
Gregory J. Mossinghoff (9)	242,211	*
Gary D. Novack, Ph.D. (10)	32,218	*
William R. Ringo, Jr. (11)	10,833	*
Joseph K. Schachle (12)	23,084	*
Christy L. Shaffer, Ph.D. (13)	502,224	1.6%
W. Leigh Thompson, M.D., Ph.D., D.Sc. (14)	19,047	*
Benjamin R. Yerxa, Ph.D. (15)	161,608	*
All directors and executive officers as a group (13 persons) (16)	1,328,325	4.0%

*	Less than one percent
(1)	Beneficial ownership includes all options which are exercisable within 60 days of March 31, 2004. Except as indicated by footnote, and subject to community property laws where applicable, the persons named in the table have sole voting and investment power for all shares of common stock shown as beneficially owned by them.
(2)	Applicable percentage of ownership is based on 31,951,512 shares of common stock outstanding on March 31, 2004, unless noted as otherwise.
(3)

The number of shares and the percentage of outstanding shares reported are based upon information disclosed by CLPS, L.P., CLSP II, L.P., CLSP/SBS I, L.P., CLSP/SBS II, L.P., Cooper Hill Partners, L.P., Cooper Hill Partners, LLC, Casdin Capital, L.L.C. and Jeffrey Casdin on a Schedule 13G filed with the Securities and Exchange Commission on February 10, 2004. The number includes 486,900 shares beneficially owned by CLSP, L.P., 659,400 shares beneficially owned by CLSP II, L.P., 191,900 shares beneficially owned by CLSP/SBS I, L.P., 56,100 shares beneficially owned by CLSP/SBS II, L.P., 465,700 shares beneficially owned by Cooper Hill Partners, L.P., 1,394,300 shares beneficially owned by Cooper Hill Partners, L.L.C., 1,860,000 shares beneficially owned by Casdin Capital L.L.C. and 1,860,000 shares beneficially owned by Jeffrey Casdin. CLSP, L.P., CLSP II, L.P., CLSP/SBS I, L.P., and CLSP/SBS II, L.P. are each private investment partnerships, the sole general partner of which is Cooper Hill Partners, LLC. As the sole general partner of CLSP, L.P., CLSP II, L.P., CLSP/SBS I, L.P., and CLSP/SBS II, L.P., Cooper Hill Partners, LLC has the power to vote and dispose of the Securities owned by each of CLSP, L.P., CLSP II, L.P., CLSP/SBS I, L.P., and CLSP/SBS II, L.P. and, accordingly, may be deemed the “beneficial owner” of such Securities. The managing member of Cooper Hill Partners, LLC is Casdin Capital, LLC of which Jeffrey Casdin is the managing member.

(4)	The number of shares and the percentage of outstanding shares reported are based upon information disclosed by Delaware Management Business Trust and Delaware Management Holdings on a Schedule 13G/A filed with the Securities and Exchange Commission on February 9, 2004. The number includes 2,648,259 shares reported as being beneficially owned by Delaware Management Business Trust and 2,648,259 shares reported as being beneficially owned by Delaware Management Holdings. Lincoln National Corp. is the ultimate parent of Delaware Management Business Trust.
(5)	The number of shares and the percentage of outstanding shares reported are based upon information disclosed by HBM Bioventures (Cayman) Ltd. on a Schedule 13G filed with the Securities and Exchange Commission on February 17, 2004.
(6)	Includes 13,333 shares of common stock underlying stock options granted to Mr. Frey which will have vested within sixty days after March 31, 2004. Does not include 26,667 shares of common stock underlying stock options granted to Mr. Frey which will not have vested within sixty days after March 31, 2004.
(7)	Includes 10,000 shares of common stock, 300 shares of common stock held by Dr. Kellerman’s spouse, of which he disclaims beneficial ownership, and 129,410 shares of common stock underlying stock options granted to Dr. Kellerman which will have vested within sixty days after March 31, 2004. Does not include 41,946 shares of common stock underlying stock options granted to Dr. Kellerman which will not have vested within sixty days after March 31, 2004.
(8)	Includes 127 shares of common stock and 8,888 shares of common stock underlying stock options granted to Mr. Lee which will have vested within sixty days after March 31, 2004. Does not include 14,445 shares of common stock underlying stock options granted to Mr. Lee which will not have vested within sixty days after March 31, 2004.
(9)	Includes 71,427 shares of common stock and 170,784 shares of common stock underlying stock options granted to Mr. Mossinghoff which will have vested within sixty days after March 31, 2004. Does not include 143,108 shares of common stock underlying stock options granted to Mr. Mossinghoff which will not have vested within sixty days after March 31, 2004.
(10)	Includes 6,425 shares of common stock held by Dr. Novack directly and 65 shares of common stock held by Dr. Novack’s daughter. Dr. Novack disclaims beneficial ownership of the 65 shares held by his daughter. Also includes 5,728 shares of common stock underlying a warrant and 20,000 shares of common stock underlying stock options granted to Dr. Novack which will have vested within sixty days after March 31, 2004. Does not include 26,667 shares of common stock underlying stock options granted to Dr. Novack which will not have vested within sixty days after March 31, 2004.
(11)	Includes 10,833 shares of common stock underlying stock options granted to Mr. Ringo which will have vested within sixty days after March 31, 2004. Does not include 20,000 shares of common stock underlying stock options granted to Mr. Ringo which will not have vested within sixty days after March 31, 2004.
(12)	Includes 150 shares of common stock and 22,934 shares of common stock underlying stock options granted to Mr. Schachle which will have vested within sixty days after March 31, 2004. Does not include 74,066 shares of common stock underlying stock options granted to Mr. Schachle which will not have vested within sixty days after March 31, 2004.
(13)	Includes 113,499 shares of common stock, 800 shares of common stock held by Dr. Shaffer’s children and 387,925 shares of common stock underlying stock options granted to Dr. Shaffer which will have vested within sixty days after March 31, 2004. Does not include 191,358 shares of common stock underlying stock options granted to Dr. Shaffer which will not have vested within sixty days after March 31, 2004.

(14)	Includes 19,047 shares of common stock underlying stock options originally granted to Dr. Thompson and subsequently transferred to a family partnership which will have vested within sixty days after March 31, 2004. Dr. Thompson has shared voting and investment power with regard to the shares underlying these stock options. Does not include 26,667 shares of common stock underlying stock options granted to Dr. Thompson which will not have vested within sixty days after March 31, 2004.
(15)	Includes 28,125 shares of common stock and 133,483 shares of common stock underlying stock options granted to Dr. Yerxa which will have vested within sixty days after March 31, 2004. Does not include 50,990 shares of common stock underlying stock options granted to Dr. Yerxa which will not have vested within sixty days after March 31, 2004.
(16)	Includes an aggregate of 1,034,069 shares of common stock underlying stock options and a warrant granted to all of the directors and executive officers as a group which will have vested within sixty days after March 31, 2004.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Under the securities laws of the United States, directors, executive officers and any person holding more than ten percent (10%) of our common stock are required to report their ownership of common stock and any changes in that ownership to the Securities and Exchange Commission on Forms 3, 4 and 5. Based on our review of the copies of such forms we have received, all required reports have been timely filed.

OTHER MATTERS

Management knows of no matters other than those described above that are to be brought before the meeting. However, if any other matter properly comes before the meeting, the persons named in the enclosed proxy will vote the proxy in accordance with their best judgment on the matter.

We will bear the cost of preparing and mailing the enclosed material. We may use the services of our officers and employees (who will receive no additional compensation) to solicit proxies. We intend to request banks and brokers holding shares of our common stock to forward copies of the proxy materials to those persons for whom they hold shares and to request authority for the execution of proxies. We will reimburse banks and brokers for their out-of-pocket expenses. We have retained our transfer agent, Computershare Trust Company, Inc., to aid in the solicitation, at an estimated cost of approximately $2,000.

Certain information contained in this proxy statement relating to the occupations and security holdings of our directors and officers is based upon information received from the individual directors and officers.

Upon request, we will furnish, without charge, by first class mail a copy of our Annual Report on Form 10-K for the year ended December 31, 2003, including financial statements and schedules thereto, to each of our stockholders of record on April 12, 2004. Such requests are to be made to Mary Bennett, Senior Vice President, Operations and Communications, at our offices located at 4222 Emperor Boulevard, Suite 200, Durham, North Carolina 27703-8466 or by telephone at (919) 941-9777. We will mail such materials within one business day of our receipt of the request. A reasonable fee will be charged for copies of requested exhibits.

By Order of the Board of Directors,

Gregory J. Mossinghoff

President and Secretary

Durham, North Carolina

April 29, 2004

[APPENDIX]

INSPIRE PHARMACEUTICALS, INC.

AMENDED AND RESTATED

AUDIT COMMITTEE CHARTER

Adopted: March 12, 2004

There shall be a Committee of the Board of Directors to be known as Audit Committee with purpose, composition, duties, responsibilities, and resources as follows:

1.	Purpose of the Committee. The purpose of the Committee is to oversee the accounting and financial reporting processes of the Company and audits of the financial statements of the Company. The Committee shall provide assistance to the Board of Directors in overseeing the Company’s accounting and financial reporting processes, its internal accounting, financial and disclosure controls, the quality and integrity of the its financial statements and the annual audit by the Company’s independent auditors. In so doing, the Committee shall endeavor to maintain free and open communication between the Committee, the independent auditors and management of the Company. In discharging its oversight role, the Committee is empowered to investigate any matter brought to its attention with full access to all books, records, facilities and personnel of the Company and to retain outside legal counsel, accountants or other consultants for this purpose or to advise the Committee on any matter within the scope of its responsibilities, as it deems necessary or appropriate, without the need to seek approval of the Board of Directors or management.

2.	Composition of the Committee. The Board of Directors shall appoint the members of the Committee, upon the recommendation of the Corporate Governance Committee. The Committee will be composed of not less than three Board members. Each member of the Committee shall be an independent director, as that term is defined by the Board of Directors, consistent with current law and the rules of the NASD. The Board of Directors shall designate the Chairperson of the Committee. All members of the Committee shall be financially literate as required by applicable law or regulation. At least one member of the Committee shall have past employment experience in finance or accounting, requisite professional certification in accounting, or any other comparable experience or background which results in that individual’s financial sophistication in accordance with current law and the rules of the NASD.

3.	Duties and Responsibilities. The primary responsibility of the Committee is to oversee the Company’s accounting and financial reporting processes on behalf of, and to report the results of its activities to, the Board of Directors. Management is responsible for preparing the Company’s financial statements and the independent auditors are responsible for auditing those financial statements. The policies and procedures of the Committee in carrying out its responsibilities should remain flexible in order to best react to changing conditions and circumstances. The specific duties and responsibilities of the Committee shall include the following:

The Committee has sole and direct responsibility for the appointment, compensation, retention (and where appropriate, replacement) and oversight of the Company’s independent auditors, who shall report directly to the Committee.

•	The Committee shall have a clear understanding with management and the independent auditors that the independent auditors are ultimately accountable to the Board of Directors and the Committee, as representatives of the Company’s stockholders.

•	The Committee shall review annually the selection of the Company’s independent auditors and ensure compliance with applicable independence and rotation requirements.

•

The Committee shall review and discuss with the auditors their independence from the Company and actively engage the auditors in a dialogue with respect to any disclosed relationship or services that may impact their objectivity and independence. The Committee shall require the independent auditors to provide a formal written statement delineating all relationships between the independent auditors and the Company consistent with the Independence Standards Board Standard 1.

•	The Committee shall review and pre-approve or, as appropriate, establish policies and procedures for the review and approval of, all audit services and all permissible non-audit services (including the fees and terms thereof) to be provided by the independent auditors, and the Committee shall have sole authority to determine whether, when and how the independent auditors are engaged by the Company to provide non-audit services.

•	The Committee shall discuss with the independent auditors the overall scope of and plans for the annual audit, including the adequacy of staffing and compensation. Further, the Committee shall meet with the independent auditors to discuss the results of the annual audit and accompanying management letters, and any other matters required to be communicated to the Committee by the independent auditors under generally accepted auditing standards, applicable law and the rules of the NASD.

•	The Committee shall review with management and the independent auditors the audited financial statements and related footnotes, Management’s Discussion and Analysis and all other financial information proposed to be included in the Company’s Annual Report on Form 10-K, including their judgment about the quality of accounting principles, the application of significant accounting policies, the reasonableness of significant judgments and the clarity of the disclosures therein. Further, the Committee shall review and discuss with management the Company’s annual earnings press releases prior to publication.

•	The Committee shall discuss with management and the independent auditors the adequacy and effectiveness of the Company’s accounting, financial and internal controls, including any suggested improvements or any material weaknesses reported by the independent auditors, management reports concerning the Company’s internal controls and reports by the independent auditors attesting to the Company’s internal controls.

•	The Committee shall review the interim financial statements with management and the independent auditors prior to the filing of the Company’s Quarterly Report on Form 10-Q. The Committee shall discuss with the independent auditors the results of their quarterly review and any other matters required to be communicated to the Committee by the independent auditors under generally accepted auditing standards. Further, the Committee shall review and discuss with management the Company’s quarterly earnings press releases prior to publication. The Committee will discuss quarterly with management and the independent auditors the disclosure controls and management’s certification of those controls.

•	The Committee shall review and approve any “non-GAAP” financial disclosures (including but not limited to pro forma financial disclosures) prior to their release by the Company.

•	The Committee shall review and discuss with management any off-balance sheet financing arrangements to which the Company is a party.

•	The Committee, or another independent body of the Board of Directors, shall review and approve all related party transactions as required by current law and the rules of the NASD.

•	The Committee shall review and discuss with management Current Reports on Form 8-K relating to financial and accounting matters, or as requested by the Board of Directors.

•	The Committee shall establish and oversee procedures consistent with legal requirements for: the receipt, retention and treatment of complaints received by the Company regarding accounting, internal controls, auditing or legal compliance matters, including procedures for the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters and the Company’s policy, to the extent required, with regard to professional responsibility rules for attorneys practicing before the Securities and Exchange Commission.

•	The Committee shall review at least annually with management and the auditors the Company’s code(s) of conduct and ethics relating to senior executive, financial and accounting officers, as well as other personnel, and monitor compliance therewith.

•	The Committee shall review and discuss accounting pronouncements, initiatives and proposed rule changes relevant to the Company.

•	The Committee shall prepare a report to be included in the Company’s proxy statement in accordance with the requirements of the Securities and Exchange Commission.

•	The Committee shall review and reassess this charter on an annual basis in conjunction with the Corporate Governance Committee, which shall recommend any proposed changes to the Board of Directors, and shall ensure that a copy of this charter is publicly disclosed as required by law and the rules of the NASD.

•	The Committee shall review and discuss any reports concerning material violations submitted to it by the Company’s counsel pursuant to the Securities and Exchange Commission attorney professional responsibility rules.

•	The Committee shall review on an annual basis any policies adopted by the Committee, including its policy, if any, regarding the pre-approval of audit and non-audit services.

•	The Committee shall review such other matters (primarily financial matters) as is deemed appropriate by the Board of Directors and the Committee itself. By way of example, such other areas might include risk management and investment performance.

4.	Resources. The Company shall provide for appropriate funding, as determined by the Committee, in its capacity as a committee of the Board of Directors, for payment of: compensation to the independent auditors and any other public accounting firm engaged for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for the Company; compensation of any advisers employed by the Committee; and ordinary administrative expenses of the Committee that are necessary or appropriate in carrying out its duties.

5.	Meetings. The Chairman of the Board of Directors, any member of the Committee or the Secretary of the Company may call meetings of the Committee. The Committee shall meet and shall maintain minutes of each meeting. The Committee shall hold separate meetings with management and the independent auditors as appropriate. The Committee shall report the matters discussed at each meeting to the Board of Directors, as appropriate.

INSPIRE PHARMACEUTICALS, INC.

AMENDED AND RESTATED

1995 STOCK PLAN, AS AMENDED

A. Inspire Pharmaceuticals, Inc. (the “Company”) heretofore established this 1995 Stock Plan (the “Plan”) to encourage ownership of Common Stock, $0.001 par value (the “Stock”) of by its directors, officers, employees and consultants (“Participants”) through the grant of Incentive Stock Options, Nonstatutory Stock Options (as such terms are defined in Section 3(a) below (collectively, “Options”) and Restricted Stock (as such term is defined in Section 8 below).

B. Pursuant to Section 11 of the Plan, the Company now desires to amend and restate the Plan in order to clarify the right of the Board to amend existing Options and Options granted hereafter and the consequences of any such amendments.

NOW THEREFORE, effective March 30, 2004, the Plan is hereby amended and restated as follows:

1.	Administration of the Plan.

The administration of the Plan shall be under the general supervision of the Board of Directors of the Company or any committee of such board to which such board delegates such administrative responsibility (the “Board”). The Board may establish such rules as it deems necessary for the proper administration of the Plan, make such determinations and interpretations with respect to the Plan and Options and Restricted Stock granted under it as may be necessary or desirable and include such further provisions or conditions in Options and Restricted Stock granted under the Plan as it deems advisable. To the extent permitted by law, the Board may delegate its authority under the Plan to a sub-committee of the Board. Within the limits of the Plan, the Board shall determine:

(a)	the individuals to whom, and the times at which, Options or Restricted Stock shall be granted;

(b)	in the case of Options, the type of Option to be granted, the duration of each Option, the price at which Option Shares (as defined in Section 2(a)) may from time to time be purchased through exercise of an Option (“Strike Price”) and method of payment for each Option, and the time or times within which (during its term) all or portions of each Option may be exercised; and

(c)	in the case of Restricted Stock, the repurchase provisions of such Restricted Stock and the price and method of payment for such Restricted Stock.

2.	Shares Subject to the Plan.

(a)	Number and Type of Shares. The aggregate number of shares of Stock of the Company which may be issued pursuant to Options (“Option Shares”) or Restricted Stock granted under the Plan is 7,178,571 shares. In the event that the Board in its discretion determines that any stock dividend, split-up, combination or reclassification of shares, recapitalization or other similar capital change affects the Stock such that adjustment is required in order to preserve the benefits or potential benefits of the Plan or any Option granted under the Plan, the maximum aggregate number and kind of shares or securities of the Company which may be issued under the Plan and as to which Options then outstanding shall be exercisable, and the Strike Price of such Options or the repurchase price of Restricted Stock, shall be appropriately adjusted by the Board (whose determination shall be conclusive) so that the proportionate number of Option Shares or other securities as to which Options or Restricted Stock may be granted and the proportionate interest of holders of outstanding Options shall be maintained as before the occurrence of such event.

(b)	Effect of Certain Transactions. In the event of a consolidation or merger of the Company with another corporation, or the sale or exchange of all or substantially all of the assets of the Company, or a reorganization or liquidation of the Company, each holder of an outstanding Option shall be entitled to receive upon exercise and payment in accordance with the terms of the Option the same shares, securities or property as he would have been entitled to receive upon the occurrence of such event if he had been, immediately prior to such event, the holder of the number of Option Shares; provided, however, that in lieu of the foregoing the Board may upon written notice to each holder of an outstanding Option provide that such Option shall terminate on a date not less than 20 days after the date of such notice unless theretofore exercised. In connection with such notice, the Board may in its discretion accelerate or waive any deferred exercise period.

(c)	Restoration of Shares. If any Option expires or is terminated unexercised or is forfeited for any reason or settled in a manner that results in fewer shares outstanding than were initially awarded, including without limitation the surrender of shares in payment of the Strike Price or any tax obligation thereon, or if any shares of Restricted Stock are repurchased by the Company pursuant to the terms thereof, the shares subject to such Option or so surrendered or repurchased, as the case may be, to the extent of such expiration, termination, forfeiture, repurchase or decrease, shall again be available for granting Options or Restricted Stock under the Plan, subject, however, in the case of Incentive Stock Options, to any requirements under the Internal Revenue Code of 1986, as amended (the “Code”).

(d)	Reservation of Shares. The Company shall at all times while the Plan is in force reserve such number of shares of Stock as will be sufficient to satisfy the requirements of the Plan. Shares issued under the Plan may consist in whole or in part of authorized but unissued shares or treasury shares.

3.	Grant of Options, Eligible Persons

(a)	Types of Options. Options shall be granted under the Plan either as incentive stock options (“Incentive Stock Options”), as defined in Code Section 422 or as Options which do not meet the requirements of Section 422 (“Nonstatutory Stock Options”). Options may be granted from time to time by the Board, within the limits set forth in Sections 1 and 2 of the Plan, to all employees of the Company or of any parent corporation or subsidiary corporation of the Company (as claimed in Sections 424(e) and (f), respectively, of the Code), and, with regard to Nonstatutory Stock Options, to all consultants and directors of the Company.

(b)	Date of Grant. The date of grant for each Option shall be the date on which it is approved by the Board, or such later date as the Board may specify. No Incentive Stock Options shall be granted hereunder after ten years from the date on which the Plan was approved by the Board.

(c)	Automatic Awards. The Board may provide for the automatic award of an Option upon the delivery of shares to the Company in payment of an Option for up to the number of shares so delivered.

4.	Form of Options.

Options granted hereunder shall be evidenced by a writing delivered to the optionee specifying the terms and conditions thereof and containing such other terms and conditions not inconsistent with the provisions of the Plan as the Board considers necessary or advisable to achieve the purposes of the Plan or comply with applicable tax and regulatory laws and accounting principles. The form of such Options may vary among optionees.

5.	Option Strike Price.

(a)

Incentive Stock Options. In the case of Incentive Stock Options, the Strike Price shall be determined by the Board, provided that such price shall not be less than the fair market value of the Stock on the date of granting (or the date on which a modification of an existing Option is treated as the grant of a new

Option, pursuant to Section 11(b) of the Plan), as determined in good faith by the Board; and provided further that no Incentive Stock Option shall be granted to any individual who is ineligible to be granted an Incentive Stock Option because his or her ownership of stock of the Company or its parent or subsidiary corporations exceeds the limitations set forth in Code Section 422(b)(6) (a “Ten Percent Owner”) unless such Strike Price is at least 110% of the fair market value of the Stock on the date of grant.

(b)	Nonstatutory Stock Options. In the case of Nonstatutory Stock Options (and Incentive Stock Options which have been converted by the Board to Nonstatutory Stock Options pursuant to Section 11(b) of the Plan), the Strike Price shall be determined by the Board.

(c)	Payment Method. The Board may in its discretion permit the Strike Price to be paid in whole or in part by a note or in installments or with shares of Stock or such other lawful consideration as the Board may determine.

6.	Term of Option and Dates of Exercise.

(a)	Exercisability. The Board shall determine the term of all Options, the time or times that Options are exercisable and whether they are exercisable in installments; provided, however, that (i) the term of each Nonstatutory Stock Option shall not exceed a period of eleven years from its Date of Grant; (ii) the term of each Incentive Stock Option granted to anyone who is not a Ten Percent Owner shall not exceed a period of ten years from its Date of Grant; (iii) the term of each Incentive Stock Option granted to any Ten Percent Owner shall not exceed a period of five years from its Date of Grant.

(b)	Effect of Disability, Death or Termination of Employment. The Board shall determine the effect on an Option of the disability, death, retirement or other termination of employment of an optionee and the extent to which, and during the period which, the optionee’s estate, legal representative, guardian, or beneficiary on death may exercise rights thereunder. Any beneficiary on death shall be designated by the optionee, in the manner determined by the Board, to exercise rights of the optionee in the case of the optionee’s death.

(c)	Other Conditions. The Board may impose such conditions with respect to the exercise of Options, including conditions relating to applicable federal or state securities laws, as it considers necessary or advisable.

(d)	Withholding. The optionee shall pay to the Company, or make provision satisfactory to the Board for payment of, any taxes required by law to be withheld in respect of any Options under the Plan no later than the date of the event creating the tax liability. In the Board’s discretion, such tax obligations may be paid in whole or in part in shares of Stock, including shares retained from the exercise of the Option creating the tax obligation, valued at the fair market value of the Stock on the date of delivery to the Company as determined in good faith by the Board. The Company and any parent corporation or subsidiary corporation of the Company (as defined in Sections 424(e) and (f), respectively, of the Code) may, to the extent permitted by law, deduct any such tax obligations from any payment of any kind otherwise due to the optionee.

(e)	Amendment or Termination of Existing Options. The Board may amend, modify, or terminate any outstanding Option, including substituting therefor another Option of the same or different type, (for example, changing the date of exercise or realization and converting an Incentive Stock Option to a Nonstatutory Stock Option, provided that the optionee’s consent (which consent may be withheld for any reason) shall be required unless the Board determines that the action, taking into account any related action, would not materially and adversely affect the optionee. Any such amendment which results in a “modification” of an existing option (as defined under Section 1.425-1(e) (2) of the proposed Income Tax Regulations for purposes of Code Section 421 and 424) shall be treated as a grant of new option if the Board determines that such option should continue to qualify as an “incentive stock option” (as defined in Code Section 422).

7.	Non-transferability of Options.

(a)	Incentive Stock Options granted under the Plan shall not be transferable by the holder thereof otherwise than by will or the laws of descent and distribution, and shall be exercisable, during the holder’s lifetime, only by him or her.

(b)	Nonstatutory Stock Options granted under the Plan shall not be transferable by the holder thereof, except as expressly provided by the applicable Option Agreement.

8.	Restricted Stock.

(a)	Subject to the provisions of the Plan, the Committee may award shares of Stock subject to the Company’s right to repurchase such shares (“Restricted Stock”). The Committee shall determine the duration of the period of time (the “Restricted Period”) during which, and the price at which and other the conditions under which, the shares may be repurchased by the Company and other terms and conditions of such grants. Shares of Restricted Stock may be issued without cash consideration or for such consideration as may be determined by the Committee.

(b)	Shares of Restricted Stock may not be sold, assigned, transferred, pledged or otherwise encumbered, except as permitted by the Committee, during the Restricted Period. Shares of Restricted Stock shall be evidenced in such manner as the Committee may determine. Any certificates issued in respect of shares of Restricted Stock shall be registered in the name of the holder and if requested by the Committee, shall be deposited by the holder, together with a stock power endorsed in blank, with the Company. At the expiration of the Restricted Period, the Company shall deliver such certificates to the Participant or if the Participant has died, to the Participant’s designated beneficiary.

(c)	Each recipient of Restricted Stock shall enter into a Restricted Stock Purchase Agreement with the Company which shall specify the terms and conditions of such grant of Restricted Stock and shall contain such other terms and conditions not inconsistent with the provisions of this Plan as the Committee considers necessary or advisable to achieve the purposes of the Plan or comply with applicable tax and regulatory laws and accounting principles. The form of such Restricted Stock Purchase Agreement may vary among Participants.

9.	No Right to Employment.

No persons shall have any claim or right to be granted an Option or Restricted Stock, and the grant of an Option or Restricted Stock shall not be construed as giving an optionee the right to continued employment. The Company expressly reserves the right at any time to dismiss a Participant free from any liability or claim under the Plan, except as specifically provided in the applicable Option or Restricted Stock Purchase Agreement.

10.	No Rights as a Shareholder.

Subject to the provisions of the applicable Option or Restricted Stock Purchase Agreement, no optionee or any person claiming through an optionee shall have any rights as a shareholder with respect to any shares of Stock to be distributed under the Plan until he or she becomes the holder thereof.

11.	Amendment or Termination.

The Board may amend or terminate the Plan at any time, provided that no amendment shall be made without stockholder approval if such approval is necessary to comply with any applicable tax or regulatory requirement, including any requirement for exemptive relief under Section 16(b) of the Securities Exchange Act of 1934, or any successor provision.

12.	Stockholder Approval.

The Plan is subject to approval by the stockholders of the Company by the affirmative vote of the holders of a majority of the shares of capital stock of the Company entitled to vote thereon and present or represented at a meeting duly held in accordance with the laws of the State of Delaware, or by any other action that would be given the same effect under the laws of such jurisdiction, which action in either case shall be taken within twelve (12) months from the date the Plan was adopted by the Board. In the event such approval is not obtained, all Options granted under the Plan shall be void and without effect.

13.	Governing Law.

The provisions of the Plan shall be governed by and interpreted in accordance with the laws of Delaware.

Adopted by the Board of Directors on March 30, 2004.

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INSPIRE PHARMACEUTICALS, INC.

☐	Mark this box with an X if you have made changes to your name or address details above.

Inspire Pharmaceuticals, Inc. Annual Meeting Proxy Card

Revocable Proxy for 2004 Annual Meeting

This Proxy is Solicited on Behalf of the Board of Directors

The undersigned hereby appoints Christy L. Shaffer, Ph.D. and Gregory J. Mossinghoff or either of them, each with power of substitution, his or her full and lawful agents and proxies to vote all shares of common stock which the undersigned would possess if personally present at the Annual Meeting of Stockholders (including all adjournments thereof) of Inspire Pharmaceuticals, Inc. to be held at 9:00 a.m., local time, on Thursday, June 10, 2004, at the North Carolina Biotechnology Center, 15 T.W. Alexander Drive, Research Triangle Park, North Carolina 27709-3547.

STOCKHOLDERS ARE REQUESTED TO SIGN AND DATE THIS PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES.

A Election of Directors			B Issues
	For	Withhold		For	Against	Abstain
01 - Christy L. Shaffer	☐	☐	2. Ratification of the selection of PricewaterhouseCoopers LLP as auditors for the fiscal year ending December 31, 2004.	☐	☐	☐

02 - Richard Kent	☐	☐

3. Ratification of the amendment to the Amended and Restated 1995 Stock Plan, as amended, to increase the number of shares of common stock reserved for issuance pursuant to stock awards under the plan from 6,428,571 to 7,178,571.

				☐	☐	☐

4. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

The Board of Directors recommends a vote FOR each of the proposals listed above and more fully described in the Notice of Annual Meeting of Stockholders and proxy statement for the meeting (receipt of which is hereby acknowledged). Unless otherwise specified, the vote represented by this proxy will be cast FOR proposals 1, 2 and 3.

C    Authorized Signatures - Sign Here - This section must be completed for your instructions to be executed.

NOTE: PLEASE SIGN HERE exactly as your name appears on this proxy. When shares are held by joint tenants, each joint tenant should sign. When signing as attorney, executor, administrator, trustee, guardian or other fiduciary, please give full title as such. If the signer is a corporation, please sign in full corporate name by a duly authorized officer; if a partnership, please sign in the partnership name by an authorized person.

Signature 1 - Please keep signature within the box	Signature 2 - Please keep signature within the box	Date (mm/dd/yyyy)
		/	/

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